Exhibit 4.4

PERFICIENT, INC.
DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The common stock, par value $0.001 per share, of Perficient, Inc., a Delaware corporation (the “Company,” “Perficient” or “us”), is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, and is listed on The Nasdaq Global Select Market under the symbol “PRFT.” All of the outstanding shares of common stock are validly issued, fully paid and nonassessable.
The following summary describes certain of the material provisions of our common stock, but does not purport to be complete and is subject to and qualified in its entirety by the Delaware General Corporation Law, the Company’s Certificate of Incorporation filed as an Exhibit to our Form SB-2 declared effective on July 28, 1999, as by the Certificate of Amendment filed as an Exhibit to our Form 8-A filed on February 15, 2005, the Certificate of Amendment filed as an Exhibit to our Form S-8 filed on December 22, 2005 and the Certificate of Amendment filed as an Exhibit to our Form 10-Q filed on August 3, 2017 (as amended, the “Certificate of Incorporation”) and the Company’s Amended and Restated Bylaws filed as Exhibit 3.1 to the Company’s Form 10-Q filed May 7, 2009 (the “Bylaws”).
Voting Rights
The holders of Perficient common stock are entitled to one vote for each share held of record in the election of directors and in all other matters to be voted on by the stockholders, except that holders of common stock are not entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock. Currently there is no outstanding preferred stock. There is no cumulative voting with respect to the election of directors.
Dividend and Liquidation Rights
Holders of common stock are entitled to receive any dividends as may be declared by the board of directors out of funds legally available for such purpose; and, in the event of our liquidation, dissolution, or winding up, to share ratably in all assets remaining after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock.
Other Rights
Holders of Perficient common stock have no preemptive right to subscribe for or purchase additional shares of any class of Perficient capital stock. Our common stock is not subject to any redemption or sinking fund provisions.
Anti-Takeover Provisions
Our Certificate of Incorporation and the Bylaws may discourage, delay, or prevent a merger or acquisition that a stockholder may consider favorable by authorizing the issuance of “blank check” preferred stock. In addition, provisions of the Delaware General Corporation Law also restrict some business combinations with interested stockholders.